Exhibit 4.7

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS OF

SERIES E-1 CUMULATIVE REDEEMABLE CLASS C PREFERRED STOCK

OF

LSB INDUSTRIES, INC.

LSB Industries, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is LSB Industries, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on January 21, 1977.

SECOND: That a Certificate of Designations of Series E-1 Cumulative Redeemable Class C Preferred Stock was filed with the Secretary of State of the State of Delaware on October 18, 2018, as subsequently corrected by the Certificate of Correction of Series E-1 Cumulative Redeemable Class C Preferred Stock filed with the Secretary of State of the State of Delaware on November 1, 2018 (together the “Certificate of Designations”).

THIRD: That a resolution setting forth this proposed amendment to the Certificate of Designations was duly approved by the Board of Directors of the Corporation (the “Board”) on July 19, 2021, where in the Board declared the amendment to be advisable and recommended that the stockholders of the Corporation likewise adopt and approve the amendment.

FOURTH: That the holders of a majority of the outstanding capital stock of the Corporation and each class of stock of the Corporation entitled to vote on the matter have approved and authorized this proposed amendment at a meeting of the stockholders held on September 22, 2021 or by written consent in accordance with the Delaware General Corporation Law and the Corporation’s certificate of incorporation and bylaws.

FIFTH: That this proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

SIXTH: Paragraph (c) of Section 4 of the Certificate of Designations is hereby amended and restated to read as follows:

“(c)   Participating Dividends. Subject to Section 4(a) and 4(b), in addition to the dividends accruing on the Series E-1 pursuant to Section 4(a), if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, the Corporation shall simultaneously declare and pay a dividend on the Series E-1 on a pro rata basis with the Common Stock in an aggregate amount equal to such dividend or distribution payable with respect to the Participation Common Stock; provided, however, that no such dividend shall be declared or become payable in respect of the Dividend (as defined in Section 4.5 of the Securities Exchange Agreement dated as of July 19, 2021 by and between the Corporation and LSB Funding LLC).”

Exhibit 4.7

SEVENTH: No other provisions of the Certificate of Designations are amended or changed by this amendment.

I, THE UNDERSIGNED, being the President of the Corporation, hereby declare and certify that this is my act and deed and the facts herein stated are true, and accordingly, I have executed this Certificate of Amendment to the Certificate of Designations on this September 23, 2021.

_/s/ Mark T. Behrman___________

By: Mark T. Behrman

Title: President & CEO